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                                                                      Exhibit 99


                                              CONTACT: Mark Tubb

                                              Vice President, Investor Relations
                                              813-829-2408
                                              mhtubb@intermedia.com

                                              Alan Hill
                                              Director, Public Relations
                                              813-829-4409
                                              jahill@intermedia.com


                       INTERMEDIA COMMUNICATIONS ANNOUNCES
                              THIRD QUARTER RESULTS


TAMPA, FL - OCTOBER 26, 2000 - Intermedia Communications Inc. (Nasdaq: ICIX) today announced revenue of $258.8 million for the third quarter ending September 30, 2000. Consolidated EBITDA for the quarter was negative $18.3 million, including EBITDA losses of $17.8 million contributed by Digex.

"We continued our track record of providing leading edge service offerings during the quarter as we rolled out several new products and enhancements, including Multilink Frame Relay (MFR) and Inverse Multiplexing for ATM (IMA), as well as IntermediaOne, our newly expanded integrated voice, Internet access and data communications platform for businesses," said David C. Ruberg, Intermedia's chairman, president and chief executive officer. Ruberg added, "In addition to continuing to innovate and add value to the products and services we offer our customers, we've also been very focused on activities related to the WorldCom merger, which is moving forward as expected."

Intermedia's chief financial officer Robert M. Manning said, "We continued to see solid growth in the third quarter from our data and systems integration businesses, which contributed to our strong quarter over quarter growth and results."


SUMMARY OF THIRD QUARTER 2000 RESULTS

Data, Internet and Web Hosting

Data, Internet and Web Hosting services revenue for the third quarter grew by $9.9 million sequentially to $139.7 million and was up 49.4% percent from $93.5 million in the year ago period.

Intermedia added eight Frame/ATM switches in the third quarter for a total of 207 data switches in operation. Network to Network Data Interconnections (NNIs) increased by 22 to 1,057.




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Digex continued its solid growth, with third quarter revenue totaling $46.5 million compared with normalized revenue of $37.2 million in the second quarter and $16.1 million in the third quarter last year.

Local Access and Voice

Local Access and Voice revenues for the third quarter were $78.1 million. Results for the third quarter reflected lower reciprocal compensation rates announced in the second quarter.

During the third quarter, Intermedia installed 31,422 access line equivalents, all on-switch, bringing the total lines in service at the end of the period to 637,192. At the end of the third quarter, 92 percent of lines in service were on-switch, slightly higher than the second quarter and up from 85 percent reported in the year ago period.

Intermedia's Advanced Building Networks (ABN) unit increased its portfolio of revenue ready buildings to 786 buildings and total square footage to approximately 217.5 million. ABN has deployed DSLAMs that cover 302 of these buildings in 19 markets.

Systems Integration

Systems Integration revenue for the third quarter was $40.9 million, an increase of 11 percent from $36.9 million reported in the second quarter and up eight percent from $37.7 million in the year ago period.

EBITDA consists of earnings before interest and other income, deferred compensation, income taxes, depreciation, amortization and charges for in-process R & D and business restructuring, integration and other expenses. EBITDA does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, EBITDA is not a term defined by generally accepted accounting principles, and, as a result, the measure of EBITDA presented herein may not be comparable to similarly titled measures used by other companies.

Statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Intermedia's services and the ability of the Company to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's Form 10-K Annual Report for its fiscal year ended December 31, 1999 and are updated periodically through the filing of reports and registration statements with the Securities and Exchange Commission.

Intermedia Communications is dedicated to providing fully integrated next generation data-centric solutions to the complex communications needs of business and government customers in major U.S. markets. Intermedia is among the largest independent Competitive Local Exchange Carriers and is among the top four frame relay providers, a leading systems integration provider, a tier-one Internet Service Provider and the nation's largest provider of multi-tenant services. Intermedia is also a majority owner of Digex, a leading provider of managed Web and application hosting services for some of the world's leading companies that rely on the Internet as a critical business tool.




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Intermedia entered into a definitive merger agreement with WorldCom on September
1, 2000. WorldCom is a preeminent global communications company for the digital generation, operating in more than 65 countries.

INTERNET USERS: Intermedia news releases, investor contacts and other useful information are available on Intermedia's Web site at www.intermedia.com. To receive news releases by e-mail or to request that information be mailed to you, please visit the Investor Relations section of the Web site, and go to the "Request Information" link.

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                         INTERMEDIA COMMUNICATIONS INC.
                              Financial Highlights
                                   (Unaudited)
                   (In thousands, except share and other data)


                                                       Three Months Ended                 Nine Months Ended
                                                          September 30,                     September 30,
                                                  -----------------------------     -----------------------------
                                                       2000            1999             2000             1999
                                                  ------------     ------------     ------------     ------------
Revenues:
  Local Access and Voice                          $     78,137     $    103,405     $    267,401     $    307,237
  Data, Internet and Web Hosting                       139,746           93,517          384,075          256,852
  Integration services                                  40,867           37,744          116,391           93,188
                                                  ------------     ------------     ------------     ------------
    Total revenues                                     258,750          234,666          767,867          657,277

Expenses:
  Network operations                                   100,485           96,113          283,241          284,017
  Facilities administration and maintenance             49,020           26,872          130,504           72,678
  Cost of goods sold                                    24,765           23,850           80,180           59,155
  Selling, general and administrative                  102,760           74,973          347,944          203,292
  Depreciation and amortization                        121,619           80,951          328,124          226,692
  Deferred compensation                                  2,640              607            7,351              704
  Business restructuring, integration and
    other charges                                           --            5,510            9,362           14,349
                                                  ------------     ------------     ------------     ------------
    Total operating expenses                           401,289          308,876        1,186,706          860,887
                                                  ------------     ------------     ------------     ------------
Loss from operations                                  (142,539)         (74,210)        (418,839)        (203,610)

Other income (expense):
  Interest expense                                     (63,466)         (70,106)        (200,745)        (201,508)
  Gain on sale of Digex stock                               --               --          864,321               --
  Interest and other income                              6,290            8,940           37,115           29,248
                                                  ------------     ------------     ------------     ------------
Net income (loss) before minority interest,
   income taxes, and extraordinary item               (199,715)        (135,376)         281,852         (375,870)
Benefit (provision) for income taxes                     5,638               --          (19,978)              --
                                                  ------------     ------------     ------------     ------------
Net income (loss) before minority interest
   and extraordinary item                             (194,077)        (135,376)         261,874         (375,870)
Minority interest in net loss of subsidiary             15,658            2,608           37,039            2,608
                                                  ------------     ------------     ------------     ------------
Net income (loss) before extraordinary item           (178,419)        (132,768)         298,913         (373,262)
Extraordinary gain (loss) on early retirement
   of debt, net of tax                                    (192)              --           19,669               --
                                                  ------------     ------------     ------------     ------------
Net income (loss)                                     (178,611)        (132,768)         318,582         (373,262)
Preferred stock dividends and accretions               (31,189)         (23,337)         (88,882)         (68,786)
                                                  ------------     ------------     ------------     ------------
Net income (loss) attributable to common
   stockholders                                   $   (209,800)    $   (156,105)    $    229,700     $   (442,048)
                                                  ============     ============     ============     ============
Net income (loss) per common share:

Net (loss) attributable to common stockholders
   before restructuring, gain on sale of
   Digex stock, and extraordinary item            $      (3.88)    $      (2.97)    $     (12.09)    $      (8.54)
Gain on sale of Digex stock                                 --               --            16.20               --
Charge for business restructuring, integration
   and other charges                                        --            (0.11)           (0.17)           (0.29)
                                                  ------------     ------------     ------------     ------------
Basic net income (loss) per common share
   before extraordinary item                      $      (3.88)    $      (3.08)    $       3.94     $      (8.83)
Extraordinary item                                          --               --             0.37               --
                                                  ------------     ------------     ------------     ------------
Basic net income (loss) per common share          $      (3.88)    $      (3.08)    $       4.31     $      (8.83)

Diluted net income (loss) per common share
   before extraordinary item                      $      (3.88)    $      (3.08)    $       3.18     $      (8.83)
Extraordinary item                                          --               --             0.25               --
                                                  ------------     ------------     ------------     ------------
Diluted net income (loss) per common share        $      (3.88)    $      (3.08)    $       3.43     $      (8.83)

Shares used in computing basic and diluted
   net Income (loss) per share:
     Basic                                          54,107,207       50,739,106       53,354,946       50,038,881
     Diluted                                        54,107,207       50,739,106       79,457,966       50,038,881

EBITDA (1)                                        $    (18,280)    $     12,858     $    (74,002)    $     38,135

Operating Data:

Data, Internet and Web Hosting Assets (2)   September 30, 2000    June 30, 2000
                                            ------------------    -------------
      Web hosting servers                          3,914               3,647
      Data switches in operation                     207                 199
      NNI connections                              1,057               1,035

Access and Voice Assets (2)
      ABN Revenue Ready Buildings (3)                786                 684
      Voice switches in operation                     29                  29
      Access line equivalents                    637,192             605,770

      Employees                                    5,788               5,673

(1) EBITDA before certain charges consists of earnings (net loss before minority interest) before interest expense, interest and other income, income taxes, depreciation, amortization, charges for in-process R&D and business restructuring and integration expenses, and deferred compensation. EBITDA before certain charges does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA before certain charges should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, EBITDA before certain charges is not a term defined by generally accepted accounting principles, and, as a result, the measure of EBITDA before certain charges presented herein may not be comparable to similarly titled measures used by other companies.

(2) Amounts reflected in the table are based upon information contained in the Company's operating records.
(3) Buildings with license agreements that either have an installed multi-tenant full service platform, or are located in an Intermedia switch city and service area.